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                                                                     EXHIBIT 2.1






                          STOCK PURCHASE AGREEMENT

                                   BETWEEN

                   SECURITY ASSOCIATES INTERNATIONAL, INC.

                                     AS

                                  PURCHASER

                                     AND


                               RAY HOOKER, AND

             THE WILLIS TATE, JR. CHARITABLE REMAINDER UNITRUST FOR
                         SOUTHERN METHODIST UNIVERSITY

                                     AS

                            SELLING STOCKHOLDERS

                                     AND

                                WILLIS TATE, JR.

                             DATED:  JUNE 17, 1998



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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 17, 1998, is entered into by and between Security Associates International, Inc, a Delaware corporation (the "Purchaser") and Ray Hooker ("Hooker") The Willis Tate, Jr. Charitable Remainder Unitrust for Southern Methodist University (the "Trust") (collectively, the "Selling Stockholders") and Willis Tate, Jr. ("Tate") (together, the "Parties").
                                    RECITALS

     WHEREAS, the Selling Stockholders own all of the outstanding capital stock of Texas Security Central, Inc., a Texas corporation (the "Company"); and

     WHEREAS, the Company owns and operates the Monitoring Business; and

     WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders all of the issued and outstanding capital stock of the Company (the "Shares") in exchange for the consideration set forth in this Agreement; and

     WHEREAS, this Agreement requires the Selling Stockholders to make certain representations and warranties with respect to the Shares and the Company; and

     WHEREAS, the Trust only acquired the Shares of common stock in the Company owned by Tate (the "Tate Shares") on or about June 2, 1998 and has no knowledge with respect to the Company or the accuracy of the representations and warranties to be made by the Selling Stockholders herein; and

     WHEREAS, as Tate has been an officer, director and stockholder of the Company with knowledge of the Company and its operations since its incorporation through June 2, 1998 and an officer and director of the Company through the Closing Date, Purchaser is requiring that Tate make the representations and warranties of a Selling Stockholder along with Hooker and the Trust and be available for indemnification of the Purchaser pursuant to said Article X; and

     WHEREAS, in order to further induce Purchaser to purchase the Shares, the Selling Stockholders and Tate have agreed to be bound by the terms of the noncompetition and nonsolicitation covenants and the indemnification provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations, agreements and recitals set forth in this Agreement, and upon the terms and subject to the conditions contained herein, agree as follows:


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                                   ARTICLE I

                                  DEFINITIONS

The following terms shall have the meanings assigned below when used in this
Agreement:

     1.1 Intentionally Deleted;

     1.2 "Agreement" shall mean this Stock Purchase Agreement;

     1.3 "Antenna" means the radio antennae and antennae sites used by the Company pursuant to two antennae site license agreements by and between the Company and Spectrum Engineering Company and Nowlin/9311 Partnership, respectively ("Antenna Leases");

     1.4 "Assets" shall mean all of the Company's assets, including, but not limited to the assets listed on Schedule 3.12;

     1.5 Intentionally Deleted;

     1.6 Intentionally Deleted;

     1.7 "Central Stations" means the central monitoring stations owned and operated by the Company which are located at 9750 Brockbank, Dallas, Texas 75220; 12610 Richmond Avenue, Houston, Texas 77082 and 14329 San Pedro, San Antonio, Texas 78232;

     1.8 "Closing" means the completion of the purchase and sale of the Shares hereunder;

     1.9 "Closing Date" means June 17, 1998 or at such other time and date to which the parties may agree in writing;

     1.10 "Closing Date Balance Sheet" means the document delivered on the Closing Date showing the estimated assets and liabilities of the Company as of April 30, 1998 and will include any expected expense over $5,000 and a $150,000 reserve for bad debts and accruals for bonuses and vacations. The Closing Date Balance Sheet shall be attached hereto as part of Exhibit 3.7;

     1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and any successor statute thereto, and the rules and regulations issued and promulgated thereunder, as in effect from time to time;

     1.12 "Company" shall mean Texas Security Central, Inc., a Texas corporation;

     1.13 "Company Financial Statements" shall mean the balance sheets of the Company as of December 31, 1997 and April 30, 1998 and the Company's statements of operations for the

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periods ending December 31, 1997 and April 30, 1998. The Company Financial
Statements are attached hereto as part of Exhibit 3.7;

     1.14 "Contracts" shall mean Dealer Monitoring Agreements, and all agreements, contracts and arrangements related to item (c), (e), (f), (g), (k) and (m) of Section 3.12;

     1.15 "Dealer" means an individual or business entity that contracts in writing to provide Monitoring Services to Subscribers, and which in turn subcontracts the provision of the actual Monitoring Services from the Company;

     1.16 "Dealer Monitoring Agreements" shall mean the written contracts pursuant to which the Company has contracted to provide Monitoring Services to Dealer Owned Accounts;

     1.17 "Dealer Owned Account" shall mean any account owned by a Dealer pursuant to which Monitoring Services are provided to a Subscriber;

     1.18 "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is (i) maintained for employees of the Company or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained for the employees of the Company or any current or former ERISA Affiliate;

     1.19 "Environmental Laws" shall mean any and all federal, state and local laws that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now in effect and as have been amended or re-authorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C. Sec. 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq. ), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), the Clean Air Act (42 U.S.C. Sec. 7901 et seq.), the National Environmental Policy Act (42 U.S.C. Sec. 4231 et seq.), the Refuse Act (33 U.S.C. Sec. 407 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec. 300(f) et seq.), the Occupational Safety and Health Act (29 U.S.C. Sec 651 et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing;

     1.20 "Equipment" shall mean the tangible assets owned or leased by the Company which are used or useful in connection with the Monitoring Business, including, but not limited to the Equipment listed on Schedule 3.12(a);

     1.21 "Equipment Lease" shall mean a lease pertaining to Equipment and shall also include the Antenna Leases.

     1.22 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued and promulgated thereunder;

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     1.23 "ERISA Affiliate" shall mean any person who is a member of a group which is under common control with the Company, who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), and
(m) of the Code;

     1.24 Intentionally Deleted;

     1.25 "Form Contracts" shall have the meaning assigned in Section 3.13;

     1.26 "Generally Accepted Accounting Principles" shall mean the accounting rules, principles and conventions adopted by the American Institute of Certified Public Accountants and referred to by that name;

     1.27 "Hazardous Materials" shall mean any hazardous, toxic, dangerous or other waste, substance or material defined as such in, regulated by or for the purposes of any Environmental Law.

     1.28 "Intellectual Property" shall mean all of the patents, trademarks, trade names (including, but not limited to "Texas Security Central" and the corporate name "Texas Security Central, Inc."), service marks, trade secrets, designs, know-how, copyrights, computer programs and software and all rights, licenses and contracts relating to any of the foregoing, and all other proprietary rights and information of the Company;

     1.29 "Leasehold Property" shall mean any real estate which is the subject of a Lease under which the Company is or has been the lessee.

     1.30 "Leases" shall have the meaning assigned in Section 3.11(a);

     1.31 "Liabilities" shall have the meaning assigned under Generally Accepted Accounting Principles;

     1.32 "Material Contracts" shall have the meaning assigned in Section 3.10;

     1.33 "Minimum RMR" shall have the meaning assigned in Section 2.8;

     1.34 "Monitoring Business" shall mean the business of providing Monitoring Services;

     1.35 "Monitoring Services" shall mean the provision of remote alarm monitoring services to Subscribers, including but not limited to, notification and dispatch of emergency personnel, supervised openings and closings and closed circuit and audio monitoring pursuant to Dealer Owned Accounts;

     1.36 "Multiemployer Plan" shall mean any multiemployer plan as defined pursuant to Section 3(37) of ERISA to which the Company or any ERISA Affiliate makes, or accrues an obligation to make, contributions, or has made, or has been obligated to make, contributions within the preceding six (6) years;



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     1.37 "Pension Plan" shall mean any Employee Benefit Plan, other than a
Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, or Section 412 of the Code and which (i) is maintained for employees of the Company or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of the Company or any of its current or former ERISA Affiliates;

     1.38 "Permits" shall mean all governmental licenses, registrations, permits, approvals and applications therefor;

     1.39 "Prebilled RMR" shall mean RMR billed by the Company to Dealers in advance for Monitoring Services to be performed subsequent to the Closing Date;

     1.40 "Purchase Price" shall have the meaning assigned in Section 2.2.2;

     1.41 "RMR" shall mean the total regular recurring monthly amounts payable by Dealers, as appropriate, for Monitoring Services. RMR shall exclude any amounts due under Dealer Owned Accounts with receivable balances over one hundred twenty (120) days past due. RMR includes all service charges, including leased equipment revenue. RMR does not include any amounts derived from:
            (a) reimbursement for or payment of telephone line or other utility charges associated with the installation, monitoring, maintenance, or furnishing of the alarm services;

            (b) reimbursement or payments of false alarm assessments;

            (c) reimbursement or payment of taxes, fees or other charges imposed by any governmental authority or utility relating to the furnishing of alarm services;

            (d) reimbursement or payment for time and materials charges that are receivable from any seller or installer of monitoring equipment for services which are not provided on a regular or recurring basis; or

            (e) charges incurred in connection with the maintenance of alarm systems or the underlying equipment.

     1.42 "SAI" shall mean Security Associates International, Inc., a Delaware corporation;

     1.43 "Selling Stockholders" shall mean Ray Hooker and The Willis Tate, Jr. Charitable Remainder Unitrust for Southern Methodist University;

     1.44 "Shares" shall mean all of the issued and outstanding capital stock of the Company;


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     1.45 "Subscriber" shall mean any individual or entity who has contracted to obtain remote security system monitoring services for a security alarm system installed on the premises of that individual or entity;

      1.46 "Taxes" shall have the meaning assigned in Section 3.23;

      1.47 "Termination Event" shall mean (1) a "Reportable Event" described in
Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2); or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan or (vii) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

     1.48 Intentionally Deleted;

     1.49 "Working Capital" shall have the meaning assigned under Generally Accepted Accounting Principles;

     1.50 Any representation or warranty made "to the knowledge" of a party or "to the best of (a party's) knowledge" means that the representation represents the actual knowledge of the Company's officers, directors, Selling Stockholders, Rodney Hooker, Alice Gorman and the managers of the Central Stations, in all events, after due inquiry; and

     1.51 "Including" shall indicate examples of a foregoing general statement and is not a limitation on that general statement.

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                                   ARTICLE II

                        PURCHASE AND SALE OF THE SHARES

     Purchaser and the Selling Stockholders hereby agree as follows:

     2.1 Purchase and Sale of the Shares. The Selling Stockholders hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from the Selling Stockholders, at the Closing, the Shares, free and clear of any charges, liens, encumbrances or adverse claims of any kind whatsoever. The Selling Stockholders are each selling the following number of shares of the Company's common stock:

           Ray Hooker                                    500 shares

           Southern Methodist University
           As Trustee for the Willis
           Tate, Jr. Charitable Remainder
           Unitrust for Southern Methodist
           University                                    500 shares


     2.2 Consideration for the Shares. Purchaser shall deliver to the Selling Stockholders, in exchange, and as consideration for, the Shares:

     2.2.1  Payment of the Purchase Price.

           (a) Cash at Closing. At the Closing, Purchaser shall pay to the Selling Stockholders and the Company an aggregate of six million eight hundred forty-six thousand dollars ($6,846,000) in immediately available United States funds by means of cashiers' checks or wire transfer of federal funds to the accounts designated by each Selling Stockholder, in accordance with the wire transfer instructions to be provided by each Selling Stockholder and the Company. Each Selling Stockholder and the Company will receive the amount set forth opposite his or its name, below:


           Ray Hooker                                    $3,000,000

           Southern Methodist University
           As Trustee for the Willis
           Tate, Jr. Charitable Remainder
           Unitrust for Southern Methodist
           University                                    $3,000,000


           The Company, to be paid to
           Rodney L. Hooker, Nolen R. Russell,


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           Thomas C. Russell, Ray Hooker, Willis
           Tate, Jr. and Alice L. Gorman
           (collectively, the "Management
           Employees"), in the amounts set
           forth in Schedule 2.2.1(b).            $846,000

     The payments due at Closing in consideration of the Shares have been determined based on the RMR payable to the Company for the Dealer Owned Accounts as of the Closing Date and the purchase multiple therefore, all as set forth on Schedule 2.2.1 (a).

     2.2.2 All of the payments made pursuant to Section 2.2.1 are collectively referred to as the "Purchase Price" of the Shares.

     2.3 Title. At Closing, the Selling Stockholders shall convey the Shares to Purchaser free and clear of all liens, charges, claims and encumbrances.

     2.5 Transfer Documentation. The transfer and sale of the Shares shall be evidenced by delivery to the Purchaser of certificates for the Shares duly endorsed to Purchaser or accompanied by duly executed stock powers. At any time after the Closing, upon the request of Purchaser and without further consideration, the Selling Stockholders shall do, execute, acknowledge and deliver, all such further reasonable acts and documentation necessary to effectuate the sale and transfer of the Shares to the Purchaser or to otherwise carry out the purposes and consummate the transactions contemplated by this Agreement.

     2.6 Sales and Use Taxes. The Selling Stockholders shall be responsible for any filings with state or local authorities required in connection with the transactions contemplated by this Agreement and shall be solely responsible for the payment of any sales, use or transfer taxes that imposed by reason thereof.

     2.7 Consent to Assignment. To the extent that the continued effectiveness following the Closing for the stated term of any Contract, Permit, item of Intellectual Property or other Asset requires the consent of another person, the Selling Stockholders have obtained such consent, except as disclosed on
Schedule 3.6.

     2.8   Certain Adjustments after Closing.

           (a) RMR Adjustment. The Parties agree that the Purchase Price was determined based on the Selling Stockholders' representation that immediately after Closing the Company would have the continuing contractual right to provide Monitoring Services on the Closing Date to no less than 56,500 Dealer Owned Accounts with RMR payable to the Company of no less than Two Hundred Ninety-Three Thousand Dollars ($293,000) ("Minimum RMR"). In the event that following the Closing, Purchaser determines that the RMR of the Dealer Owned Accounts that the Company has the right to provide Monitoring Services on the Closing Date was less than the Minimum RMR, the Purchase Price hereunder shall be reduced by an amount determined by multiplying the purchase multiple as set forth on

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           Schedule 2.2.1 by the RMR deficiency. Any claim for an adjustment to the Purchase Price pursuant to this Section 2.8(a) must be made in writing no later than the last day of the second full month after the Closing Date.

           (b) Undisclosed Liabilities Adjustments. By no later then the last day of the second full month after the Closing Date, Purchaser at its sole option may conduct an audit of the Company and verify the amount of the Liabilities of the Company as of the Closing Date. If the Liabilities of the Company as of the Closing Date, as determined by the audit, are in excess of $100,000 more than that reflected on the Closing Date Balance Sheet, the Purchase Price payable hereunder shall be reduced dollar for dollar by said amount beginning with the first dollar.

           (c) Any adjustments to the Purchase Price required by this Section
           2.8 shall be paid to Purchaser by wire transfer or by cashier's check within fifteen (15) days of the Selling Stockholders' receipt of Purchaser's written notice, unless a majority in interest of the Selling Stockholders dispute Purchaser's calculation of the amount due within the time and in the manner described in Subsection (d) below. Purchaser's notice and adjustment claim shall be supported by sufficient documentation to enable the Selling Stockholders to evaluate its merits. All payments due from the Selling Stockholders shall be made pro rata in accordance with their proportionate interest in the Purchase Price, provided however, that if any Selling Stockholder shall fail to make any payment when due the remaining Selling Stockholders shall be jointly and severally responsible for the unpaid amount.

           (d) A majority in interest of the Selling Stockholders shall have the right to dispute any claimed deficiency in RMR or the result of the audit of the Company and the resulting Purchase Price adjustments made by Purchaser by giving Purchaser written notice thereof stating the reasons therefor within fifteen (15) days of the Selling Stockholders' receipt of Purchaser's written notice pursuant to Subsection (c) hereof. If the parties cannot reach a resolution with respect to claimed RMR deficiency or the audit and the adjustments within seven (7) days of the Selling Stockholders' notice, then the Parties' exclusive remedy shall be to submit the dispute to binding arbitration in Dallas, Texas by a nationally recognized accounting firm engaged jointly by Purchaser and the Selling Stockholders for that sole purpose, said arbitration to be conducted according to the rules of the American Arbitration Association and the laws of Illinois.
        2.9 Special Provisions Regarding Southern Methodist University as Trustee of the Trust. As a material inducement to Southern Methodist University ("SMU") to execute this Agreement as trustee of the Trust, and notwithstanding any other provision of this Agreement or any document(s) incidental to this Agreement, Purchaser, Hooker and Tate acknowledge and agree that:


           (a) All representations, warranties, covenants, agreements and obligations of the Trust in this Agreement or in any document(s) incidental to this Agreement, or otherwise made or created in connection with the transactions contemplated by

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


           this Agreement, are representations, warranties, covenants, agreements and obligations of the Trust only and not of SMU personally or individually.

           (b) SMU, in executing this Agreement and taking the other actions contemplated herein as Trustee of the Trust, is doing so solely in its fiduciary capacity as Trustee, and SMU itself shall have no liability of any nature for the accuracy or breach of any such representations, warranties, covenants, agreements and obligations, which liabilities shall be solely of the Trust and may be satisfied solely from and to the extent of the assets of the Trust as may be added to by Tate from time to time.

           (c) Neither SMU nor any of its officers, trustees, agents or employees shall ever be personally or individually liable to Purchaser, any other Selling Stockholder, the Company, Purchaser's lender(s) or any other person(s) by reason of the provisions of this Agreement, or otherwise in connection with the transactions contemplated by this Agreement.

           (d) SMU shall not be required to execute any such incidental document that does not contain a specific acknowledgement that it is subject to the provisions of this Section 2.9.

                                  ARTICLE III

                        REPRESENTATIONS, WARRANTIES, AND
             ACKNOWLEDGEMENTS OF THE SELLING STOCKHOLDERS AND TATE

     The Selling Stockholders and Tate, jointly and severally, represent, warrant, and acknowledge that on the date of execution of this Agreement and on the Closing Date:

     3.1 Organization and Standing; Certificate of Incorporation and By-laws. The Company is a corporation duly organized and validly existing under and by virtue of, the laws of the State of Texas and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Except as disclosed on Schedule 3.1, the Company is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of the activities conducted by it makes such qualification or licensing necessary. The Company does business under the names Texas Security Central or TSC and does not conduct any business, and is not commonly known by any other names. Except as disclosed on Schedule 3.1, the Company has complied with all laws requiring the registration or other recording of such names in each jurisdiction in which the Company does business. The certified copies of the Company's Articles of Incorporation and By-laws attached to the Company's Secretary's Certificate, are true, correct and complete and contain all amendments through the Closing Date.

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     3.2 Power and Authority. The Selling Stockholders have, and will have at the Closing Date, all requisite legal power and authority to execute and deliver this Agreement, to sell the Shares and to carry out and perform their obligations under this Agreement. With respect to any Selling Stockholder which is a corporation or other legally recognized business entity, all proceedings and actions necessary to authorize the transactions contemplated by this Agreement have been taken. None of the Company's stockholders has dissented from the transactions contemplated by this Agreement and no stockholder has or will have dissenter's rights as a result thereof. This Agreement has been duly executed and delivered by each Selling Stockholder, and constitutes a legal, valid and binding obligation of all of the Selling Stockholders. Attached as
Exhibit 3.2 are certified copies of the governing documents of the Trust and of the documents authorizing the transactions contemplated hereby by Southern Methodist University as Trustee of the Trust, which have not been amended or revoked.

     3.3 Subsidiaries. Except as listed on Schedule 3.3, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. As used herein, a "subsidiary" is any corporation, limited liability company, partnership, or other business entity with respect to which the Company owns any equity interest, and includes any subsidiary of a subsidiary.

     3.4 Central Stations. The Company operates the Central Stations and owns or leases all the Equipment which it uses to monitor security systems pursuant to the Dealer Owned Accounts and the Dealer Monitoring Agreements.

     3.5 Capitalization. The authorized capital stock of the Company will consist at the Closing of 100,000 shares of common stock, $1.00 par value, of which 1,000 of such shares are issued and outstanding, and all of which are owned, beneficially and of record by the Selling Stockholders. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no pre-emptive rights (except for those of the Selling Stockholders), options, warrants, conversion rights, rights of exchange or other rights, plans or agreements of any nature whatsoever providing for the purchase, issuance or sale of any capital stock of the Company or of any securities convertible into or exchangeable for any shares of the Company's capital stock, and none of the Selling Stockholders is party to any agreement or arrangement pursuant to which it is obligated to dispose of any of the capital stock of the Company to any party other than the Purchaser. Other than the Selling Stockholders there are no other holders of capital stock of the Company. All securities of the Company were issued and transferred in compliance with all applicable federal and state securities laws and regulations. The sale of the Shares to the Company as contemplated by this Agreement will be in compliance with all applicable federal and state securities regulations.

     3.6 Consents and Approvals. No approval or authorization of the stockholders or the directors of the Company or of any governmental authority or agency or any other third party is required for the sale of the Shares as contemplated by this Agreement all of which have been obtained and copies of which have been delivered to Purchaser, except those listed on Schedule 3.6. Except as disclosed on Schedule 3.6, no filing or registration with, any court or governmental or regulatory agency or board is required in connection with the execution and



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


     delivery of this Agreement by the Selling Stockholders and Tate and the consummation of the transactions contemplated hereby.

     3.7 Company Financial Statements; Closing Date Balance Sheet. The Selling Stockholders have delivered to Purchaser the Company Financial Statements and the Closing Date Balance Sheet. The Company Financial Statements and the Closing Date Balance Sheet are attached as Exhibit 3.7. The Company Financial Statements and the Closing Date Balance Sheet are complete and correct in all material respects, and do not contain any information which is false or misleading. The Company Financial Statements and the Closing Date Balance Sheet fairly and accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein. Except as disclosed on Schedule 3.8, since December 31, 1997, there has not been any material adverse change, or any event or condition which could reasonably be expected to result in any material adverse change, in the financial condition, results or operations, business, prospects or properties of the Company or the Monitoring Business.

     3.8 Absence of Changes. Except as set forth in Schedule 3.8 attached hereto, since December 31, 1997: (a) the Company has not entered into any material agreement or transaction which was not in the ordinary course of business; (b) there has been no material damage to, destruction of or loss of physical property (whether or not covered by insurance) or any other material adverse change in the Company, the Assets or the Monitoring Business; (c) the Company has not declared or paid any dividend or made any distribution (in cash, securities or other property) on its stock, or redeemed, purchased or otherwise acquired any of its stock; (d) the Company has not increased the compensation of its officers, or the rate of pay of its employees as a group, other than those increases which occurred in April 1998 which were in the ordinary course of business; and there are no impending resignations or terminations of any officers or employees of the Company that would have an adverse effect on its business; (e) there has been no labor dispute involving the Company; (f) there has not been any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (g) there have not been any loans made by the Company to any of its employees, officers or directors; (h) the Company has not borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except non-material expenses incurred in the ordinary course of business; (i) the Company has not paid any material obligations or liabilities, other than current liabilities paid in the ordinary course of business; (j) the Company has not mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets; (k) the Company has not sold, assigned, transferred or leased any of its assets other than in the ordinary course of business; (l) the Company has not made any material capital expenditures or commitments therefor; (m) the Company has not changed its accounting methods or practices, except at the specific request of Purchaser;
(n) there has been no other event or condition of any character pertaining to and materially adversely affecting the Company, the Assets or the Monitoring Business; (o) the Company has not changed the pricing for its services or indicated that reduced pricing for the Company's services could be expected; and (p) the Company has not received, verbally or in writing, any notice of intent to cancel or reduce use of its services by any Dealer.

     3.9 Material Liabilities and Indebtedness. Schedule 3.9 contains a true and complete list of each and every material liability and indebtedness not disclosed elsewhere in this Agreement of the Company, including but not limited to all prebilled RMR and unearned revenue and each and every agreement or other instrument under or pursuant to which the Company has material outstanding indebtedness. Schedule 3.9 includes a specific cross-reference to the Section or Schedule of this Agreement where any material liability or indebtedness is disclosed if not included on Schedule 3.9. The Selling Stockholders have furnished Purchaser with true and correct copies of each such agreement and instrument, including all amendments and copies of any guarantee security agreements and/or financing statements executed by the Company relating to said agreements. To the Selling Stockholders' and Tate's knowledge, the Company is not in default in any material respect under any of its agreements or evidences of indebtedness. Except as disclosed on Schedule 3.9 attached hereto, the Company has no material (individually or in the aggregate) liabilities or obligations, absolute or contingent.



     3.10 Material Contracts. Schedule 3.10 contains a true and complete list of each and every contract of the Company pursuant to which the Company is obligated (or potentially obligated) to pay more than $1,000 or pursuant to which the Company is obligated (or potentially obligated) to provide services with a value in excess of $1,000 ("Material Contract"). Except as disclosed on
Schedule 3.10(a), to the Selling Stockholders' and Tate's knowledge, no party (including the Company) to any Material Contract is in default in any material respect under that contract. Except as set forth on Schedule 3.10, the Company is not a party to any Material Contract.

      3.11 Leases.

           (a) Schedule 3.11(a) is a true and complete list of all real estate leases of the Company (the "Leases") and sets forth a brief summary of the principal terms of each. Purchaser will be able to utilize the Central Stations under the terms of the lease agreements attached hereto as Exhibit 3.11 except for the central station located in San Antonio, Texas, which Purchaser will be able to utilize under the existing month-to-month arrangement. The Selling Stockholders have no knowledge of any intention on the part of any lessor to terminate any lease or raise the rental rate or take any other action that might make the Company's continued use of any of the facilities housing the Central Stations more onerous.

           (b) Schedule 3.11(b) is a true and complete list of every Equipment Lease of the Company (including the Antenna Leases) and sets forth a brief summary of the principal terms of each such lease. True and complete copies of all such leases have been supplied to the Purchaser, including all amendments thereto.

           (c) To the Selling Stockholders' and Tate's knowledge, neither the Company nor any other party is in default under the terms of any Lease or Equipment Lease. Consummation of the transactions contemplated hereby will not result in the cancellation of any of the Leases or Equipment Leases or the acceleration of the obligations thereunder. The Selling Stockholders have obtained and delivered to Purchaser all necessary landlord and lessor consents necessary for Purchaser to


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
           operate the Central Stations, and to assume the Company's rights under the Equipment Leases.

     3.12 Title to Properties and Assets; Liens, etc. Except as disclosed on
Schedule 3.12, the Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge. The Company owns or leases all such Equipment and properties as are necessary to the Monitoring Business. The Assets of the Company consist of:

           (a) Cash and Securities;

           (b) Bank Accounts;

           (c) Contracts, including but not limited to, Material Contracts, all of which are listed on Schedule 3.10;

           (d) Equipment;

           (e) Intellectual Property, all of which are listed on Schedule
           3.17;

           (f) Leasehold interest in Equipment Leases, all of which are listed on Schedule 3.11(b);

           (g) The rights to the telephone lines used in the Monitoring Business, all of which are listed on Schedule 3.14;

           (h) Accounts receivable, all of which are listed on Schedule 3.18;

           (i) Prepaid expenses and deposits;

           (j) All books and records of the Company, including without limitation all financial, accounting and personnel records, all original Contracts, monitoring and service records, lockout codes, computer codes, up and download codes and information, and all other documentation necessary or appropriate in order for Purchaser to operate the Monitoring Business;

           (k) All other contracts and commitments by which the Company is bound;

           (l) The goodwill of the Company;

           (m) All contracts and policies of insurance; and

           (n) All other assets and rights used in the operation of the Monitoring Business.

     Schedule 3.12(a) lists and describes all liens, charges and encumbrances on the respective Assets. To the Selling Stockholders' and Tate's knowledge, except as disclosed on Schedule

3.12, all Equipment owned by the Company is, and at the time of Closing will be, in good operating condition and repair. To the Selling Stockholders' and Tate's knowledge, all of the Equipment is in compliance with all applicable statutes, rules, regulations and ordinances. No asset of the Company has been disposed of since December 31, 1997, other than in the ordinary course of business. The Parties hereto agree that the accounting software used by the Company is owned by Ray Hooker who will allow the Company to continue to use said accounting software until the end of the calendar year 1998 at no charge.

     3.13 Form Contracts. Attached hereto as Exhibit 3.13 are the forms of agreements it uses with Dealers to document its arrangements for monitoring Dealer Owned Accounts (collectively, the "Form Contracts"). The Form Contracts include all contracts currently in use, and earlier forms of contracts that were used for agreements that are still in effect. Except as disclosed on
Schedule 3.13 (which also contains a brief summary of the terms of any oral contracts with Dealers) the Company has not entered into any oral agreements with any Dealer. Except as disclosed on Schedule 3.13 there are no agreements with any Dealer or Subscriber materially varying from the provisions of the Form Contracts. The Company has delivered to Dealer all of the Company's Dealer Monitoring Agreements. There are no agreements to provide monitoring services other than the Dealer Monitoring Agreements or the aforementioned oral agreements listed on Schedule 3.13.

     3.14 Telephone Lines. Schedule 3.14 contains a true and complete list of
(i) each telephone line being used in the operations of the Company; (ii) the name of the owner of the line if other than the Company, (iii) the name of the telephone service supplier for each line; (iv) all charges associated with each line, including without limitation, advertising and yellow pages charges, and
(v) the specific use to which each line is put. Where the use of a line is dedicated to a particular Dealer or other entity, Schedule 3.14 also sets forth a brief description of the agreement for dedication of that line. Except as disclosed on Schedule 3.14, the Company has the exclusive right to use all the telephone lines. Except those disclosed on Schedule 3.14, there are no charges associated with the telephone lines. Immediately following the Closing the Company will have all right, title, interest in and the right to use as currently used all of said telephone lines. All of the Company's contract rights and outstanding obligations with respect to any and all Yellow Page listings and advertisements are set forth on Schedule 3.14. The Company will provide Purchaser with the forms of any and all telephone agency and supercession letters and will take such actions as are necessary for the Company's continuing right to use of all such telephone lines after the Closing.

     3.15 Compliance with Other Instruments. The Company is not in violation of any term of its Certificate of Incorporation or By-laws, or of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree applicable to the Company. The execution, delivery and performance of and compliance with this Agreement (i) have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Certificate of Incorporation or By-laws of the Company or of the governing documents of any Selling Stockholder, (ii) have not resulted and will not result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any Selling Stockholder, (iii) except as disclosed on Schedule 3.6, have not resulted and will not result in the loss of any license, permit, certificate, legal privilege or legal right enjoyed or possessed by the Company; (iv) do not and will not give any party to any agreement to which the Company is a party a right of termination; and (v) except as disclosed on Schedule 3.6, do not and will not require the consent of any other person or entity under any agreement, indenture, mortgage, lease or other instrument or undertaking by which the Company or any Stockholder is bound or to which any of their respective properties are subject.

      3.16  Compliance with Laws.

            (a) The Company has complied, and is currently in compliance, with all laws, rules, regulations, and orders applicable to the operation of its remote alarm monitoring business. The Company has not taken any action, or, except as disclosed on Schedule 3.6, failed to take any action which action or failure would in any way preclude or prevent the Company from continuing to operate the Monitoring Business following the Closing. The Company and its employees have all Permits necessary for the conduct of the Monitoring Business (including, if required separate licenses required for the monitoring of burglar alarm systems, fire alarm systems and combined systems) in all jurisdictions in which the Company does business which require such permits, and all such Permits are currently in effect. Following the Closing, except as disclosed on Schedule 3.6, assuming the continued employment of Joe Blaylock and Rodney Hooker, who will act as the qualifying license holder of the Company for fire and burglary, respectively (it being understood that Ray Hooker will remain the license holder of the Company after the Closing Date, for a nominal fee to be mutually agreed upon, until such time as Rodney Hooker obtains licensure), the Company and its employees will continue to have all Permits necessary for the conduct of the Monitoring Business in all jurisdictions in which the Company does business which require such permits.

            (b) No violations are, or have been, recorded in respect of any such Permits and no proceedings are pending, or to the Selling Stockholder's and Tate's knowledge, threatened concerning revocation or limitation of any such Permit. Except as disclosed on
            Schedule 3.6, no such Permit will be revoked as a result of the transactions contemplated by this Agreement. Copies of all Permits used in the conduct of the Company's business are contained in
            Exhibit 3.16.

            (c) To the Selling Stockholders' and Tate's knowledge, all of the Dealers for which the Company provides Monitoring Services are licensed as installers of security systems by the appropriate entities in the jurisdictions in which they conduct business and the Company is not aware of any fact which could lead to the revocation or suspension of any of such Dealer's licenses.

     3.17 Intellectual Property. The Company owns or has the right to use and following the Closing, the Company will continue to own or have the right to use, free and clear of all liens, claims and restrictions, all Intellectual Property used in the conduct of its business without infringing upon or otherwise acting adversely to the right or claimed right of any person.
Schedule 3.17 is a true and complete list of the Company's Intellectual Property and the owner(s), licensors, grantors and licensee(s) thereof. The Company is not, and following the Closing will not be, obligated or under any liability to make any payments for royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise. The Company has not granted any licenses allowing third parties to use any of the Company's Intellectual Property. The conduct of the Monitoring Business does not, and will not violate the Intellectual Property or any other proprietary interest of any other person. The Company possesses, and after the Closing will possess, ownership of or licenses to utilize all proprietary technology necessary for the conduct of the Monitoring Business. To the Selling Stockholders' and Tate's knowledge, the Company is not in default under any agreement governing its use of any Intellectual Property.

      3.18 Accounts; Receivables. Schedule 3.18 consists of the following:

            (a) Schedule 3.18(a) is a true and complete list of the Company's Dealer Monitoring Agreements, and sets forth completely and accurately, as of April 29, 1998 (i) the RMR due from each Dealer under each such agreement; (ii) the agings of the amounts receivable from each Dealer under each such agreement; and (iii) the Company's method of billing such Dealers. On the Closing Date, there will be Dealer Monitoring Agreements covering no less than, 56,500 Dealer Owned Accounts, with RMR payable to the Company of no less than $293,000.

            (b) The Dealer Monitoring Agreements arose in bona-fide arms length transactions in the normal course of business and such agreements are valid and binding obligations of the Dealers without any counterclaims, set-offs or other defenses thereto, and the Company has no basis to believe that the amounts payable under such Dealer Monitoring Agreements are not collectible. The Company has no basis to believe that any Dealer Owned Account or Dealer Monitoring Agreement will not continue in existence after the Closing Date.

     3.19 Litigation, etc. There are no actions, suits, proceedings or investigations pending or threatened against the Company or its properties before any court, arbitration panel or governmental agency (nor, to the best of the Selling Stockholders' knowledge, is there any reasonable basis therefor), nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or its assets or the Monitoring Business, except as described on Schedule 3.19. Schedule 3.19 also contains a true and complete list of every incident for the last (5) five years in which a Subscriber or third party asserted that it experienced a loss related to any failure or omission of the Company or its provision of Monitoring Services, a short description of the claim and its current status or resolution.

     3.20 Related Party Transactions. Except as disclosed on Schedule 3.20, neither the Company nor any stockholder, officer, director, employee of the Company, or any member of their immediate families, or any entity controlled by any of the foregoing, is, directly or indirectly, interested in any contract with the Company, including but not limited to any agreement, written or unwritten, for employment or consulting, or any lease for real or personal property. No officer or, to the Selling Stockholders' and Tate's knowledge, employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions (including confidentiality or non-compete restrictions) in connection with any previous or current employment of any such person, which adversely affects, or in the future may adversely affect, the business of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     3.21 Securities Law Compliance.   The offer and sale of the Shares
constitutes a transaction exempt from the registration requirements of the Securities Act of 1933 and the state securities laws and regulations of the State of Texas.

     3.22 Brokers or Finders. The Selling Stockholders have not dealt with any broker or finder, and have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Selling Stockholders, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

     3.23 Tax Matters. The Company: (i) has timely filed all income, sales and employment tax returns that are required to have been filed with all appropriate federal, state, county and local governmental agencies that relate to the Company or with respect to which the Company is liable or otherwise in any way subject, including without limitation all tax returns due for the period ending December 31, 1997, (and all such returns fairly reflect the Company's operations for tax purposes), and all taxes, fees, assessments and governmental charges of any nature ("Taxes") shown by such returns to be due and payable have been paid; (ii) has timely paid all Taxes owed by it or which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed does not exceed the liability appearing on the Closing Date Balance Sheet therefor, and there are no material unresolved questions or claims concerning the Company's tax liability. The Company's tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. To the best of the Selling Stockholder's knowledge, there is no pending dispute with any taxing authority relating to any of said tax returns. The Company's Financial Statements and the Closing Date Balance Sheet accurately reflect all of the
Company's tax liability for Taxes as of their respective dates.   All of the
Company's income, sales and employment-related tax returns for the years 1995, 1996 and 1997 are attached hereto as Exhibit 3.23. The Company's books will be closed as of the Closing Date in order to properly determine the Taxes due for the period ending on the Closing Date. The Selling Stockholders will fully cooperate with the Company in preparing its tax returns, including but not limited to those for the stub period ending on the Closing Date.

     3.24 Insurance. The Company has valid workers' compensation, fire, casualty, liability, and errors and omissions policies, in such amounts and with such coverage as is reasonable in the industry, in each case with reputable insurers. The Company has provided to Purchaser true and complete copies of all such policies. All of the Company's fire, casualty, liability and errors and omissions policies are "occurrence" policies not "claims made" policies. The Company is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion. The Company will not be placed in default, and its coverage will not be canceled, as a result of the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.19, there are no outstanding unpaid claims under any such policy. The Company has not received notice of, nor has it knowledge of, any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance or rejection of any claim. Within three years prior to the Closing Date, the Company has not canceled or terminated any insurance policy, other than solely for the purpose of replacing a policy, with one of another reputable insurance company, in order to receive a lower rate, nor has any insurance company canceled or terminated any insurance policy of the Company or rejected any claim under such policy. All such policies will remain in full force and effect following the Closing Date. Following the Closing, the Company will be able to cancel all such policies upon no more than thirty (30) days written notice without payment of any additional premium or any penalty.

     3.25 Pension Plans. The Company does not maintain or contribute to, or has no obligation under, any Employee Benefit Plan other than those identified on
Schedule 3.25. The Company has provided Purchaser with accurate and complete copies of all contracts, agreements, and documents described in Exhibit 3.25.

            (a) ERISA and Code Compliance and Liability. The Company and each ERISA Affiliate is in compliance with all applicable provisions of ERISA with respect to all Employee Benefit Plans except where failure to comply would not result in a material liability to the Company. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. Except as disclosed on Schedule 3.25, no material liability has been incurred by the Company or any ERISA Affiliate that remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan.

            (b) Funding. Except as disclosed on Schedule 3.25, no Pension Plan has been terminated, other than in the ordinary course of business, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) occurred, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Company or any ERISA Affiliate failed to make any contributions or to pay and amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under
            Section 4041[c][3][C], 4063(a) or 4068 of ERISA with respect to any Pension Plan.

            (c) Prohibited Transactions and Payments. Neither the Company nor any ERISA Affiliate has (i) engaged in a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA or Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) failed to make a required installment or other required payment under Section 412 of the code.

            (d) No Termination Event. No Termination Event has occurred or is reasonably expected to occur.

            (e) ERISA Litigation. No material proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Selling Stockholders, threatened concerning or involving any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Company, (ii) Pension Plan or (iii) Multiemployer Plan.

      3.26  Directors, Officers and Employees.

            (a) Directors, Officers and Employees. Schedule 3.26 hereto sets forth the names of each director, officer and employee of the Company and states the current rate of compensation payable to each. The Company does not have any written employment agreement and noncompetition agreement with such directors, officers and employees.

            (b) Labor Matters. The Company has not been, and is not, a party to any collective bargaining agreement with any union representing any of its employees. The Company has been, and is, in compliance with all applicable laws, rules and regulations relating to employment and employment practices, immigration laws, terms and conditions of employment, wages and hours. None of the Company's employees is represented by a labor union. Except as disclosed on Schedule 3.8, there has not been, and there are not presently pending any unfair labor practice or discrimination charges or complaints against the Company, or to the knowledge of the Selling Stockholders, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar national, state or local body.

            (c) Continued Service by Certain Employees. Rodney Hooker, Kathy Catron, Joe Blaylock and Sandy Blevins have agreed to remain employed by the Company after the Closing Date at such compensation levels as the parties mutually agree. Ray Hooker will continue to act as the Company's qualifying license holder, for a nominal fee to be mutually agreed upon, after the Closing Date until such time as Rodney Hooker shall have obtained licensure, at which time Rodney Hooker shall become the Company's license holder. The Selling Stockholder agree to have each such employee execute an employment agreement with Purchaser providing for the following:

               (i) Continued employment by the Company of Rodney Hooker for three (3) years and for Kathy Catron, Joe Blaylock and Sandy Blevins for one (1) year;

               (ii) Continued compensation at levels to be mutually agreed upon; and

               (iii) Confidentiality and non-competition undertakings.

     3.27 Environmental and Safety Regulations. The Company is in compliance with all applicable Environmental Laws and to the Company's knowledge no portion of the Leasehold Property has been used as a land fill. There currently are not any Hazardous Materials generated, manufactured, released, stored, or to the Selling Stockholders' and Tate's knowledge, buried or deposited over, beneath, in or on (or used in the construction of or renovation of) the Leasehold Property in violation of applicable Environmental Laws which could have a material adverse effect on the business, operations, properties or financial condition of the Company.

     3.28 UL Compliance. The Central Stations are certified by Underwriters Laboratories, Inc. ("U.L."). A copy of each U.L. listing of the Central Stations is included in Exhibit 3.28. The Selling Stockholders are not aware of any reason why the Central Stations would lose their U.L. certifications.

     3.29 Ownership of Stock. The Selling Stockholders are the lawful owners of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Shares are fully paid and non-assessable and have the rights set forth in the Company's Articles of Incorporation and Bylaws.

     3.30 Exhibits and Schedules. All of the exhibits and schedules to this Agreement which refer to the Company, the Selling Stockholders, the Assets, the Central Stations and the Monitoring Business are true accurate and complete as of the Closing Date and have been prepared in conformance with the provisions of this Agreement.

     3.31 Representations and Warranties True on Closing Date. The representations and warranties made by the Selling Stockholders herein, and all statements made in any exhibit, schedule or certificate furnished pursuant to this Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. To the Selling Stockholders' and Tate's knowledge, except as disclosed herein, there are no material facts concerning the Company necessary for Purchaser to accurately evaluate its investment in the Company and its Monitoring Business and Assets which have not been disclosed to Purchaser.

     3.32 Liability of Tate.    The liability of Tate under this Agreement
shall be limited to that set forth in Article X herein.

                                   ARTICLE IV

                        REPRESENTATIONS, WARRANTIES, AND
                         ACKNOWLEDGEMENTS OF PURCHASER


     Purchaser hereby represents, warrants, and acknowledges to the Selling Stockholders that:

     4.1 Incorporation. Purchaser is a validly existing corporation in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

     4.2 Power and Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement; to purchase the Shares and to carry out and perform its obligations under the terms of this Agreement.

     4.3 Authorization. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the Purchaser's obligations hereunder have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Purchaser including all documents incorporated herein by reference, shall constitute its valid and binding obligation, enforceable in accordance with its terms.

     4.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement, the consummation of the transactions described in this Agreement by Purchaser, nor compliance by Purchaser with any of the provisions of this Agreement will conflict with, result in a breach of or constitute a default under (a) the Articles of Incorporation and Bylaws of Purchaser, (b) any contracts, commitments or agreements to which Purchaser is a party or by which the assets of Purchaser are bound, or (c) any law, statue, ordinance, regulation or court or administrative order by which Purchaser is subject or bound.

     4.5 Brokers or Finders. The Purchaser has dealt with a broker or finder in connection with the transactions contemplated herein. All fees or commissions due to such broker or finder are the sole responsibility of the Purchaser and Purchaser shall indemnify the Selling Stockholders and Willis Tate for any such brokerage or finders fees.

     4.6 No Consents or Governmental Approvals.  Except as disclosed on
Schedule 3.6, Purchaser is not required to submit any notice, report or other filing (except for disclosures and filings related to state or federal securities laws) with any governmental or regulatory authority or instrumentality in connection with the execution, delivery or performance of this Agreement by Purchaser and the consummation of the transactions described in this Agreement.

     4.7 Securities Laws. Purchaser acknowledges and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities laws. Purchaser is an accredited investor and is experienced in investment and business matters. Purchaser acknowledges that (a) it has received from Selling Stockholders and the Company all financial and other information that Purchaser has requested about the Company, and (b) has been given the opportunity to ask questions about the condition (financial and otherwise) of the Company and to obtain any information (financial or otherwise) desired about the Company. Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view towards distribution or violation of any registration provision of state or federal securities laws. Purchaser further acknowledges that the Selling Stockholders and Tate are relying upon the representations and warranties of Purchaser contained in this Article IV in concluding that the sale of the Shares to Purchaser does not require compliance with the registration provisions of the Securities Act.

     4.8 Disclosure. The representations and warranties made by Purchaser herein, and all statements made in any exhibit, schedule or certificate furnished by Purchaser pursuant to this Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                     COVENANTS OF THE SELLING STOCKHOLDERS


     5.1   Intentionally Deleted.

     5.2   Intentionally Deleted.

     5.3   Intentionally Deleted.

     5.4   Intentionally Deleted.

     5.5   Intentionally Deleted.

     5.6 Assistance in Transition. The Selling Stockholders shall provide Purchaser all reasonable assistance in connection with the transition of ownership and management of the Company.

     5.7   Intentionally Deleted.

     5.8 Assistance in Compliance with Loan Covenants. The Company and the Selling Stockholders will cooperate with Purchaser in (i) Purchaser's negotiating of all of the documentation to be entered into by the Company, the Selling Stockholders, Purchaser, Purchaser's lenders, and any other party in connection with obtaining financing for the acquisition of the Shares, (ii) any actions required of Purchaser, the Company and the Selling Stockholders to comply with the covenants contained in the loan agreement with Purchaser's lenders and (iii) closing the transactions contemplated thereby. Each Selling Stockholder agrees to enter into a Consent to Assignment of Acquisition Instruments, in the form of Exhibit 5.8(a) hereto, pursuant to which such Selling Stockholder will agree that Purchaser's lenders may enforce Purchaser's remedies under this Agreement in the event of Purchaser's default under its loan agreements with such lenders. In addition, the Selling Stockholders will cause each lessor under the Leases to enter into an agreement, in the form of Exhibit 5.8(b), collaterally assigning the Company's interests in each such lease to Purchaser's lenders.

     5.9 Noncompetition and Nonsolicitation. Hooker and Tate each acknowledge that but for their agreement to be bound by the terms of this Section 5.9, Purchaser would not consummate the transactions contemplated by this Agreement. From the date hereof until the fifth (5th) anniversary of the Closing Date (unless otherwise provided), each Selling Stockholder and Tate agrees that they will not:

            (a) enter into competition with the Company or Purchaser, or its subsidiaries by establishing a remote alarm system monitoring center providing monitoring services to any location within twenty five (25) miles of any location where the Company, Purchaser or its subsidiaries provide such services;

            (b) provide, or solicit any Dealer or Subscriber for the purposes of providing, any services similar to those currently provided by the Company, Purchaser or its subsidiaries, either directly or through any other person or entity.

            (c) reveal the customer list of the Company to any person; or

            (d) for so long as the Company is engaged in the Monitoring Business, take any other action which is intended to, or which would reasonably be expected to:

               (1) adversely affect the Company's, Purchaser's, or its subsidiaries' interest in any Contract, provided, however, the Selling Stockholders and Tate may take action with respect to Contracts to which they are a party with Purchaser to the extent that Purchaser is in default of such agreements, after providing an opportunity to cure such default as provided in the respective agreements or to the extent that Purchaser fails to provide reasonably satisfactory service under the agreement to provide monitoring services to GHT Alarm Systems, Inc.;

               (2) adversely affect the Company's, Purchaser's, or its subsidiaries' contractual relationship with any Dealer or Subscriber; or

               (3) discourage any Dealer, Subscriber or supplier from continuing its business relationship with the Company, Purchaser, or its subsidiaries after the Closing Date on the same terms as were maintained prior to the Closing Date.

     In addition, from the date hereof until the first (1st) anniversary of the Closing Date, the Selling Stockholders and Tate agree that they will not employ any employee of the Company, Purchaser or its subsidiaries without the consent of the Company, which consent will not be unreasonably withheld or solicit or encourage any such employee to terminate his or her employment with any of the foregoing, provided, however, Rodney Hooker shall not be employed or solicited by the Selling Stockholders or Tate for three (3) years from the Closing Date. Notwithstanding the foregoing, this provision shall not apply to employees who are terminated by the Company, Purchaser or its subsidiaries due solely to downsizing.

     Notwithstanding the foregoing, Purchaser specifically acknowledges and agrees that (a) Hooker and Tate's ownership in GHT Alarm Systems, Inc. ("GHT") and the business currently conducted by GHT does not violate the provisions of this Section 5.9; (b) the Hooker and/or Tate's ownership in Nova Internet Services, Inc. ("Nova"), the business currently conducted by Nova and its intention to provide internet-based audio and video surveillance services do not and will not violate this Section 5.9; and (c) Alice L. Gorman may work for a Selling Stockholder and/or Tate and the Company which will not violate this
Section 5.9. For purposes of this paragraph 5.9, the term "Selling Stockholder and Tate" shall also include any corporation, partnership or other business entity in which a Selling Stockholder or Tate now or in the future owns, directly or indirectly, a controlling equity interest, and the parents, spouse, children, brothers and/or sisters of a Selling Stockholder or Tate, or any entity in which any of them own, directly or indirectly, a controlling interest. Notwithstanding any other provision of this Agreement, each Selling Stockholder and Tate agrees that money damages would not be a sufficient remedy for breach of this Section 5.9 and that Purchaser shall be entitled to specific performance, injunctive relief or other equitable relief as a remedy for breach of this Section 5.9.

     5.10 Confidentiality. The Selling Stockholders will treat as strictly confidential all information covering Purchaser's business that is not part of the public domain and shall not disclose any such information to any third party.

     5.11 Tax Returns. The Selling Stockholders hereby agrees to indemnify Purchaser pursuant to Article X hereof for any costs incurred for any unpaid tax liabilities related to the Company arising from any state of facts existing prior to the Closing Date, including, but not limited to federal, state, and local income taxes.

     5.12 GHT Agreement. On or before the Closing Date, GHT will have entered into an agreement for monitoring services with the Company on such terms as the parties mutually agree.

     5.13 Financial Statement Audits. In the event that Purchaser deems it necessary or advisable to have an independent audit performed on the financial statements of the Company, the Selling Stockholders will fully cooperate with Purchaser and the independent auditors in the performance of the audit.

     5.14 Disclosure to Texas Taxing Authorities. The Selling Stockholders have made or shall timely make all necessary disclosures related to the purchase and sale of the Shares as are required under the applicable laws of the State of Texas, and no amounts are required to be withheld from the Purchase Price pursuant to such laws.

     5.15  Intentionally Deleted.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

     6.1   Intentionally Deleted.

     6.2. Offer of Employment. Purchaser agrees that the Company will offer employment to each of the individuals listed on Schedule 3.26 at the annual salary rates set forth on Schedule 3.26. Each such employee that accepts such an offer will be an employee at will, except Rodney Hooker, who will have executed a three-year employment agreement with the Company in the form of
Exhibit 6.2 and the employees who have executed one-year employment agreements with the Company.

     6.3. Confidentiality. Purchaser agrees to abide by the confidentiality provisions of the letter of intent dated April 6, 1998; provided, however, that Purchaser, as a reporting company under the Exchange Act of 1934 and as an issuer of securities under the Securities Act of 1933, may make all disclosures concerning this Agreement, the Selling Stockholders and the Company as are required by federal and state securities laws, as determined by SAI and its counsel.

     6.4 Intentionally Deleted.

                                  ARTICLE VII

                       PURCHASER'S CONDITIONS FOR CLOSING


     Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing, of all the following conditions, unless waived in writing by Purchaser:

     7.1 Representations True. The representations and warranties of the Selling Stockholders in this Agreement shall be true and correct on the Closing Date.

     7.2 Covenants Performed. The Selling Stockholders shall, or shall have caused the Company to, have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with at or prior to the Closing Date.

     7.3 No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental entity and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental entity which, in either such case, in the reasonable judgment of Purchaser, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     7.4 Release of Lien. The Selling Stockholders shall have delivered to Purchaser from The First National Bank of Van Alstyne a letter stating that upon receipt of the payment set forth therein all liens with respect thereto will be released and that said bank will forthwith deliver to purchaser all outstanding notes of the Company marked "cancelled".

     7.5 Opinions of Counsel for the Selling Stockholders. Purchaser shall have received opinions from counsel for the Selling Stockholders, in form and substance satisfactory to Purchaser.

     7.6 Proceedings and Documents. All corporate, trust and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Purchaser, and Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.

     7.7 Employment Agreements. The Company shall have entered into a written employment agreements with Joe Blaylock and Rodney Hooker, in the form of Exhibit of Exhibit 6.2.

     7.8 Delivery of Documents. Purchaser shall have received all documents and other items to be delivered by the Selling Stockholders under Section 9.2 of this Agreement.

     7.9 Exhibits. The Selling Stockholders shall have completed and attached hereto all Exhibits and Schedules required by this Agreement, and all such Schedules shall have been acceptable to Purchaser, in all reasonable respects.

     7.10 Required Consents. Except as disclosed on Schedule 3.6, all statutory, regulatory and third party consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties (including, but not limited to FINOVA Capital Corporation and the lessors of the Central Stations to the continued use of those facilities following the Closing) and to the transactions contemplated hereby and to the continued uninterrupted operation of the business of the Company shall have been obtained.

     7.11 Officer's and Other Certificates. The Selling Stockholders shall, or caused the Company to, have delivered to Purchaser the following:

            (a) a certificate of each Selling Stockholder, stating that the conditions specified in Article VII applicable to such Selling Stockholder, has been fulfilled on or prior to the Closing Date;

            (b) an officer's certificate, dated the Closing Date, stating that the conditions specified in this Article VII applicable to the Company, have been fulfilled on or prior to the Closing Date; and

            (c) a certificate of the Company's secretary, certifying as true, accurate, and complete the Certificate of Incorporation and By-laws of the Company attached as Exhibit 7.11(b).

                                  ARTICLE VIII

                  SELLING STOCKHOLDER'S CONDITIONS FOR CLOSING


     The obligation of the Selling Stockholders and Tate to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the date of Closing, of all the following conditions, unless waived in writing by a majority in interest of the Selling Stockholders and Tate:

     8.1 Representations True. The representations and warranties of Purchaser set forth in Article IV shall be true and correct when made and true and correct on the Closing Date.

     8.2 Covenants Performed. Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser and shall have obtained all necessary consents on or before the Closing Date.

     8.3 No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the reasonable judgment of the Selling Stockholders, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to the Selling Stockholders, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     8.5 Delivery of Documents. The Selling Stockholders shall have received all documents and other items to be delivered by Purchaser under Section 9.3.

     8.6 Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained.

     8.7 Opinion of Counsel. The Selling Stockholders shall have received an opinion of counsel for Purchaser in form and substance reasonably satisfactory to the Selling Stockholders.

                                   ARTICLE IX

                                    CLOSING


     9.1 Time and Place. The Closing shall occur at the offices of Purchaser, or at any other place to which the Parties shall mutually agree, at 11 a.m. on the Closing Date, but shall be effective as of 12:01 a.m. on the Closing Date.

     9.2 Deliveries of the Selling Stockholders. At or prior to the Closing, the Selling Stockholders will execute and deliver or cause to be executed and delivered to Purchaser:

            (a) Stock Certificates. Certificates representing the Shares endorsed over to Purchaser or accompanied by duly executed stock powers;

            (b) Corporate Documents. The Articles of Incorporation of the Company, certified by the Secretary of State of Texas as of a date not more than twenty days prior to the Closing Date, and the By-Laws of the Company certified by the secretary of the Company as in effect at the Closing;

            (c) Certificate of Good Standing. A Long-form Certificate of Good Standing and a Certificate of Existence, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Texas Comptroller of Public Accounts and the Secretary of State of Texas and by the Secretary of State of each foreign jurisdiction in which the Company is qualified to do business;

            (d) Books and Records. All corporate records of the Company relating to the Monitoring Business as set forth in Section 3.12(j).

            (e) Consents. Evidence that all consents, approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, other than those disclosed on
            Schedule 3.6, required to sell and assign the Shares and to consummate the transactions contemplated hereby and to continue to operate the business of the Company without interruption have been obtained, including without limitation, any revenue notices required by the State of Texas with any corresponding taxes due paid by the Selling Stockholders, and the consent the lessors under the Equipment Leases for the continued use of any leased equipment following the Closing on the terms contained in the respective leases.

            (f) Opinions of Counsel. The opinions of counsel referred to in
            Section 7.5 of this Agreement;

            (g) Certificates. The certificates dated the Closing Date, required pursuant to Section 7.11 of this Agreement;

            (h) Assignment of Acquisition Instruments. The Assignment of Acquisition Instruments in the form of Exhibit 9.2(g);

            (i) Collateral Assignment of Leases. The Collateral Assignment of Leases for each of the Company's Leases and Equipment Leases in the form of Exhibit 9.2(h);

            (j) Employment Agreements. The executed employment agreements between the Company and Rodney Hooker and Joe Blaylock, in the form of Exhibit 6.12;

            (k) Evidence of Release of Liens. Evidence, in form and substance satisfactory to Purchaser that all liens, charges and encumbrances on the Shares, the Company and its properties, have been fully released prior to or concurrently with the Closing, or will be released concurrently with the Closing;

            (l) Resignations. The written resignations of Ray E. Hooker, Willis M. Tate, Jr. and Nolen R. Russell as directors of the Company; and the resignations of Ray E. Hooker, Willis M. Tate, Jr. and Nolen R. Russell as officers of the Company, effective as of the Closing Date;

            (m) Signature Cards. Substitute signature cards for all of the Company's bank accounts naming persons designated by the Purchaser as the new signatories for said bank accounts;

            (n)  Credit Cards.  All corporate credit cards of the Company;

            (o) Miscellaneous. Prior to the Closing, the Selling Stockholders will obtain written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the Company's business and operations after the Closing, including but not limited to, any consents required by any real and personal property leases, other than those disclosed on Schedule 3.6.

            (p) Other Documents. Such other documents and instruments as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

            (q) Authority. A copy of the authority of the Trustee of the Trust authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Trust.

            (r)  Tax Returns.  Filed 1997 tax returns of the Company.

            (s) Payoff Letter. The payoff letter referred to in Section 7.4 of this Agreement.

     All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to Purchaser's counsel.

     9.3. Deliveries of Purchaser. At the Closing, Purchaser will execute and deliver or cause to be executed and delivered to the Selling Stockholders simultaneously with delivery of the items referred to in Section 9.2 above:

            (a) Payment of the Consideration. Bank wire transfers as provided in Section 2.2.1 for the Purchase Price payable in cash at Closing;

            (b) payment to the Company of the amount set forth in Section 2.2.1(b);

            (c) Resolutions. A copy of the resolution of the Board of Directors of Purchaser, certified by Purchaser's secretary as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Purchaser;

            (d) Corporate Documents. The Articles of Incorporation of Purchaser, certified by the Secretary of State of Delaware as of a date not more than twenty days prior to the Closing Date, and the By-Laws of Purchaser, certified by the secretary of Purchaser as in effect at the Closing;

            (e) Certificate of Good Standing. A Certificate of Good Standing dated not more than twenty days prior to the Closing Date, with respect to Purchaser, issued by the Secretary of State of Delaware;

            (f) Officer's Certificate. A certificate from an officer of Purchaser, dated the Closing Date, confirming the satisfaction of the conditions required pursuant to Article 8;

            (g) Other Documents. Such other documents and instruments as the Selling Stockholders or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

            (h)  Opinion of Counsel.  The opinion of counsel referred to tin
            Section 8.7 of this Agreement.

            (i) Employment Agreements. The executed employment agreements for those employees to be provided one-year employment contracts.

     All documents delivered to the Selling Stockholders shall be in form and substance reasonably satisfactory to their counsel.

                                   ARTICLE X

                              INDEMNIFICATION

     10.1   Indemnification.

            (a) The Selling Stockholders, jointly and severally, will indemnify and hold harmless Purchaser, and each, officer, director or employee of Purchaser against any losses, claims, damages or liabilities, including reasonable attorneys' fees and other reasonable defense costs (hereafter "Loss") to which Purchaser, or any officer, director or employee thereof becomes subject in connection with:

               (1) finders' fees or brokerage commissions incurred or alleged to have been incurred by the Selling Stockholders with respect to the transactions contemplated by this Agreement;

               (2) any liability of the Company not disclosed in writing prior to the Closing Date and for which an adjustment has not been made pursuant to Section 2.8;

               (3) any misrepresentation of fact, or failure to disclose a material fact, by the Selling Stockholders;

               (4) any breach of any representation or warranty made by the Selling Stockholders or Tate contained in this Agreement or in any document delivered hereunder;

               (5) any claims which have been or may be in the future asserted arising out of the provision of Monitoring Services (or failure to adequately provide such services) by the Company which occurred prior to the Closing Date;

               (6) any breach of any covenant or agreement by the Company or the Selling Stockholders contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

               (7) any other liability or expense resulting from a dispute or cause of action relating to the business of the Company, arising from an event, act, or omission occurring before the Closing Date or related to the enforcement of the indemnification provisions of this Agreement, if the Purchaser is successful in prosecuting such claim.

            (b) Purchaser will indemnify and hold harmless the Selling Stockholders, Tate and each partner, trustee or employee of the Selling Stockholders, against any Loss to which the Selling Stockholders, Tate or any partner, trustee or employee becomes subject in connection with:

               (1) finders' fees or brokerage commissions incurred or alleged to have been incurred by Purchaser with respect to the purchase transaction;

               (2) any misrepresentation of fact, or failure to disclose a material fact, by Purchaser;

               (3) any breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder;

               (4) any claims which may in the future be asserted arising out of the provision of Monitoring Services (or failure to adequately provide such services) by the Company occurring on or after the Closing Date;

               (5) any breach of any covenant or agreement by Purchaser contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

               (6) any liability or expense resulting from a dispute or cause of action relating to the Company, arising from an event, act, or omission occurring on or after the Closing Date.

               (7) any other liability or expense resulting from a dispute or cause of action relating to the business of the Company, arising from an event, act, or omission occurring after the Closing Date or related to the enforcement of the indemnification provisions of this Agreement, if the Selling Stockholders are successful in prosecuting such claim

            (c) Such indemnification shall include any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 10.1(a) and (b) or enforcement of the indemnification provisions of this Agreement.

     10.2 Indemnification Procedures.   For the purposes of this Section 10.2,
the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of
Section 10.1. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

                 (a) Notice. An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification

            (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice (subject to Indemnitee's approval, which shall not be unreasonably withheld) and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, provided however, that Indemnitee shall have the right to approve in its sole reasonable discretion the choice of counsel. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. In the event that the Indemnitor fails to agree to undertake defense of the Third Party Claim within thirty (30) days of receipt of notice of such claim from the Indemnitee, the Indemnitee shall be entitled to undertake such defense with counsel of its own choice, and the Indemnitor shall promptly reimburse the Indemnitee for all reasonable expenses incurred. The Indemnitor without the written consent of the Indemnitee may settle no Third Party Claim, unless the settlement
            involves only the payment of money by the   Indemnitor. Similarly,
            no Third Party Claim, which is being defended in good faith by the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor.

            (b) Calculation of Losses. Losses shall be determined after taking into account any insurance proceeds received by an Indemnitee or its affiliates from a non-affiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by the insurance company, in insurance premiums as a result of the claim for which such proceeds were paid). The Indemnitor shall not be liable for any increase in Losses sustained by the Indemnitee, resulting from Indemnitee's failure to give Indemnitor timely written notice of any matter likely to give rise to a right of Indemnification hereunder.

     10.3 Limitation on Indemnification of the Selling Stockholders and Tate. The total indemnification to be paid by Hooker under Section 10.1 of this Agreement shall not exceed three million four hundred twenty-three thousand dollars ($3,423,000), and the total indemnification to be paid by the Trust under Section 10.1 of this Agreement shall not exceed three million four hundred twenty-three thousand dollars ($3,423,000). The assets of the Trust shall be subject to any indemnification obligations payable to Purchaser by the Trust under this Agreement to the extent of the assets of the Trust at the time such indemnification payment is required (the "Trust Amount"). Notwithstanding any provision contained in this Agreement to the contrary, in the event the Trust Amount is less than $3,423,000 and the indemnification obligations owed to Purchaser hereunder by the Trust exceed the Trust Amount, Tate shall pay into the Trust the difference between (i) the Trust Amount, and (ii) the indemnification amount required to be paid by the Trust by virtue of this Agreement, which amount shall be utilized solely to pay the Trust's full indemnification obligations to Purchaser up to $3,423,000 in the aggregate. Tate shall have no indemnification obligations other than as set forth in the preceding sentence.

     10.4 Limitation on Indemnification by Purchaser. The total indemnification to be paid by Purchaser under Section 10.1 of this Agreement shall not exceed six million eight hundred forty-six thousand dollars ($6,846,000).

     10.5 Indemnification Threshold. Neither Purchaser nor the Selling Stockholders shall otherwise be required to indemnify the other party or parties pursuant to this Article 10 unless the aggregate amount of all claims for indemnification against such party exceeds $100,000, and, in such event, such indemnified party shall be entitled to indemnification from the first dollar to the limitation of indemnification as set forth in Section 10.3 or
Section 10.4 of this Agreement.

     10.6 Exclusivity of Indemnification. The indemnification provisions of this Article X shall be the exclusive basis after the Closing Date for the assertion of claims by the Purchaser or the Selling Stockholders and Tate for monetary damages or relief, provided however, this Section 10.6 shall not apply to the provisions of Section 2.8 and, further, shall not limit the equitable remedies available to the Purchaser in the event of any breach by any of the Selling Stockholders and Tate under any noncompetition or nonsolicitation covenant contained herein.

     10.7 Arbitration. In the event any claims are asserted under this Article X, and the parties have been unable to agree upon a resolution of such claims, such disputes shall be submitted to arbitration in Dallas, Texas, administered by the American Arbitration Association under its commercial arbitration rules applicable to three arbitrators. The Selling Stockholders shall select one arbitrator, the Purchaser shall select one arbitrator, and the two arbitrators shall select a third arbitrator. All parties hereto shall cooperate and provide the arbitrators with such information as they may request. The parties hereto agree to be bound by the findings made by the arbitrators and shall share responsibility for the fees and expenses of arbitration as follows:

     (a) if the arbitrators resolve all the disputes in favor of the Indemnitee, the Indemnitor shall be responsible for all fees and expenses of the arbitration;

     (b) if the arbitrators resolve all the disputes in favor of the Indemnitor, the Indemnitee shall be responsible for all the fees and expenses of the arbitration; and

     (c) if the arbitrators resolve some of the disputes in favor of the Indemnitee and the rest of the disputes in favor of the Indemnitor, the Indemnitee and the Indemnitor shall each

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


be responsible for a proportionate amount of fees and expenses of the arbitration based on the dollar amount of the disputes resolved against him or it compared to the dollar amount of all disputes submitted to arbitration.

     Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Survival. The representations, warranties, covenants and indemnification obligations of the parties contained in this Agreement and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, but shall survive the Closing for a period of four (4) years, except as to the provisions of Sections 3.23, 3.25, 3.26(b),
3.27 and 3.29 of this Agreement which shall survive until the expiration of the applicable statute of limitations.

     11.2 Further Assurances. At the request of a party to this Agreement, and without further consideration, the other party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

     11.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING ANY EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE SELLING STOCKHOLDERS AGREE THAT THEY WILL NOT ASSERT ANY CLAIM AGAINST ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF PURCHASER OR ANY OF ITS AFFILIATES, PURSUANT TO ANY CLAIM THEY MAY HAVE UNDER THIS AGREEMENT BY REASON OF ANY FAILURE OR ALLEGED FAILURE BY PURCHASER TO MEET ITS OBLIGATIONS HEREUNDER. THE PARTIES HERETO AGREE AND INTEND THAT, EXCEPT WHERE THE PARTIES HAVE EXPRESSLY AGREED TO ARBITRATE, THE PROPER AND EXCLUSIVE FORUM FOR THE LITIGATION OF ANY DISPUTES OR CONTROVERSIES ARISING OUT OF, OR RELATED TO, THIS AGREEMENT SHALL BE THE COURTS OF THE STATE OF ILLINOIS FOR THE COUNTY OF COOK. EACH PARTY AGREES THAT HE OR IT WILL NOT COMMENCE OR MOVE TO TRANSFER ANY ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN OR TO ANY COURT OTHER THAN A STATE COURT LOCATED IN THE COUNTY OF COOK IN THE STATE OF ILLINOIS. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESSES PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE

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


PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN THE EVENT THAT ANY PARTY SHOULD COMMENCE OR MAINTAIN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT IN A FORUM OTHER THAN THE STATE COURTS LOCATED IN THE STATE OF ILLINOIS, COUNTY OF COOK, THE OTHER PARTY SHALL BE ENTITLED TO MOVE FOR THE DISMISSAL OF SUCH ACTION, AND THE NON-MOVING PARTY STIPULATES THAT SUCH ACTION SHALL BE DISMISSED. THE PARTIES AGREE THAT PRIOR TO INSTITUTING ANY SUIT, THEY WILL GIVE WRITTEN NOTICE OF THEIR INTENT TO DO SO AND MAKE A REASONABLE ATTEMPT TO RESOLVE ANY DISPUTE BY NEGOTIATING WITH EACH OTHER IN GOOD FAITH.

     11.4 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     11.5 Each Party to Bear Own Costs. The Selling Stockholders and Purchaser shall each bear its own legal and other expenses incurred on its behalf with respect to the preparation of this Agreement, any related documents and the transactions contemplated hereby, provided, however, that the Company shall pay a maximum of $15,000 of the Selling Stockholders' legal expenses. The Purchaser shall bear all costs related to the services of the broker in this transaction.

     11.6 Entire Agreement; Amendment. This Agreement, its Exhibits and Schedules and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     11.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed:


           To Ray Hooker
           at:               4432 Walnut Hill Lane
                             Dallas, Texas 75229

           To Willis Tate
           at:               7110 Forest Lane
                             Dallas, Texas 75230
           To the Trust
           at:               S. Leon Bennett
                             205 Perkins
                             Administration Building/ SMU
                             Dallas, Texas 75275


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



           with a copy to:   Joshua P. Oden
                             Passman & Jones
                             1201 Elm Street, Suite 2500
                             Dallas, Texas 75270

           To Purchaser at:  Security Associates International, Inc.
                             2101 South Arlington Heights Road
                             Arlington Heights, Illinois 60005-4142
                             ATTN:  PRESIDENT


     Any party may change its address for purposes of this paragraph by giving notice of the new address to the other party in the manner set forth above.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     11.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default by the other party under this Agreement, shall impair any such party, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     11.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     11.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

     11.12 Incorporation by Reference. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by this reference.

     11.13 Recitals. The Recitals of this Agreement are incorporated herein as though fully set forth herein.

The foregoing Agreement is hereby executed as of the date first above written.


                         PURCHASER:


                         SECURITY ASSOCIATES INTERNATIONAL, INC.


                         By: _________________________________________
                                Ronald Carr, its Vice President



                         SELLING STOCKHOLDERS:



                         By: _____________________________________________
                                Ray Hooker

                         THE WILLIS TATE, JR. CHARITABLE REMAINDER UNITRUST FOR SOUTHERN METHODIST UNIVERSITY

                         By: SOUTERN METHODIST UNIVERSITY, TRUSTEE

                         By: _____________________________________________

                              Its: _______________________________________





                         ________________________________________________
                         Willis Tate, Jr.


                                       40